SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                        Commission File Number 000-33263

(Check one)

[ ] Form 10-K and Form 10-KSB    [ ] Form 11-K          [ ] Form 20-F
[X] Form 10-Q and Form 10-QSB    [ ] Form N-SAR


For period ended June 30, 2002
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[ ]  Transition Report on Form 10-K and Form 10-KSB
[ ]  Transition Report on Form 20-F
[ ]  Transition Report on Form 11-K
[ ]  Transition Report on Form 10-Q and Form 10-QSB
[ ]  Transition Report on Form N-SAR

For the transition period ended
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Read Attached Instruction Sheet Before Preparing Form. Please Print or Type.

     Nothing on this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant                  WORLDWIDE MEDICAL CORPORATION

Former name if applicable

Address of principal executive office    13 SPECTRUM POINTE DRIVE
   (Street and number)

City, state and zip code                 LAKE FOREST, CA 92630

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                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, 10-KSB, 20-F, 11-K or Form N-SAR, or portion thereof will
[X] be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, 10-QSB, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

     State below in reasonable detail the reasons why Form 10-K, 10-KSB, 11-K, 20-F, 10-Q, 10-QSB, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The Company's Quarterly Report on Form 10-QSB for the period ended June 30, 2002, could not be filed within the prescribed period because the Company is preparing to amend certain of the financial disclosures contained in its previously filed 10-SB/A. Accordingly, the Registrant's Quarterly Report on Form 10-QSB could not be filed within the prescribed time period because it was not able to complete timely the amendments to its 10-SB/A. The Company anticipates filing its 10-SB/A-1 and, immediately thereafter, filing the subject Quarterly Report, all on or before the fifth calendar day following its prescribed due date.

     (1) Name and telephone number of person to contact in regard to this notification.

          KEVIN GADAWSKI                      (949) 598-8378
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              (Name)                   (Area Code)(Telephone Number)

     (2) Have all other periodic reports required under Section 13 or 15(d) or the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).
                                                                [X] Yes   [ ] No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                                [ ] Yes   [X] No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                         WORLDWIDE MEDICAL CORPORATION
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                  (Name of Registrant as Specified in Charter)


     Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date August 13, 2002                      By /s/ Kevin J. Gadawski
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                                          Kevin J. Gadawski
                                          Chief Operating Officer,
                                          Chief Financial Officer